UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

 (Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 10, 2010, Liquidmetal Technologies, Inc. (the “Company”) and Norden LLC (the “Investor”) entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Investor purchased 7,870,307 shares of the Company’s common stock for an aggregate price of $2,046,280.  The transaction was approved and directed by the Company’s board of directors on August 2, 2010 contingent on the full payment of the Company’s 8% Senior Secured Convertible Notes (which occurred on August 5, 2010).  The shares issued to Norden are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended, and are therefore subject to the resale restrictions set forth in Rule 144.  The offer and sale of the shares to Investor was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 thereunder.  The Investor is an “accredited investor” under Rule 506 and the offer and sale was made without any form of general solicitation and with full access to any information requested by Investor regarding the Company or the Company’s common stock.

The foregoing does not purport to be a complete description of the Subscription Agreement and is qualified by reference to the full text of such agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2010.

Item 3.02.  Unregistered Sales of Equity Securities.

The information included in Item 5.02 of this Form 8-K is hereby incorporated by reference into this Item 3.02.  In addition, effective August 5, 2010, certain members of the Company’s board of directors agreed to accept shares of the Company’s common stock in exchange for fees owing to them by the Company.  Specifically, 692,857 restricted shares were issued to Bobb Biehl for approximately $97,000 in director and consulting fees owing to him as of January 2, 1010.  Also, the Company’s board of directors approved an additional director fee of $250,000 to be paid to Abdi Mahamedi, the Company’s Chairman of the Board, for the unforeseeable significant time and services expended by Mr. Mahamedi during the past six months on Company business.  Mr. Mahamedi has agreed to accept shares of Company common stock in satisfaction of such fee based on the closing price of the Company’s common stock on August 12, 2010, and the shares will be issued promptly thereafter.

On July 12, 2010, the Company’s board of directors granted options to purchase an aggregate of 3,080,000 shares of Company common stock to specified employees at an exercise price per share equal to $0.13 per share, which was the fair market value of the Company’s common stock on the grant date.  The options vest in one-fifth increments over a period of 5 years beginning with the first anniversary of the date of grant.  Under these grants, the Company’s Chief Financial Officer (Tony Chung) received options to purchase 250,000 shares, the Company’s Executive Vice President (Ricardo Salas) received options to purchase 1,500,000 shares, and the Company’s then-CEO (Larry Buffington) received options to purchase 250,000 shares.

The offers, sales, and/or grants of the above-described shares to the Company’s directors and employees were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as the offers, sales, and/or grants were made without any form of general solicitation and with full access to any information requested by the directors and employees regarding the Company or the Company’s common stock.

Item 5.02.  Compensatory Arrangements of Certain Officers.

The information included in Item 3.02 of this Form 8-K is hereby incorporated by reference into this Item 5.02.

Item 8.01.  Other Events.

On August 5, 2010, the Company repaid in full all of its outstanding 8% Senior Secured Convertible Notes (the “Secured Notes”) in the amount of $8.2 million, all secured debt to HANA Financial in the amount of $0.3 million, and its unsecured debt to Ricardo Salas and Norden LLC in the aggregate amount of $2.4 million.  The foregoing obligations were paid with proceeds from the previously announced strategic licensing transaction with Apple Inc.  Upon the payment of the Secured Notes and the HANA Financial indebtedness, all security interests in Company assets securing such obligations were released and terminated.

On August 10, 2010, the Company offered to each of the holders of the Company’s Series A Preferred Stock (the “Preferred Stock”) the right to convert the holder’s  Preferred common stock into a number of shares of common stock equal to (i) the issue price of the Preferred Stock plus all accrued but unpaid dividends thereon plus the amount of dividends that would accrue thereon through June 1, 2011 in the absence of such conversion, divided by (ii) the conversion price of the Preferred Stock.  Under this offer, the Company would also agree that the expiration date of all warrants previously issued on the Preferred Stock in 2009 would be extended to July 15, 2015.  Any holder of Preferred Stock that accepts this offer will be required to agree that (i) the shares of common stock received on conversion will be subject to a six-month lock-up beginning on the effective date of the conversion, and (ii) the anti-dilution price protection provision in the extended warrants will be deleted.  The conversions of Preferred Stock pursuant to this offer will be made on a date determined by the Company,  and the Company may elect to terminate the offer at any time.  There is no assurance that all or any of the holders of Preferred Stock will accept this offer.  The Company will file a Current Report on Form 8-K if and when the closing of the conversion offer occurs, and it is anticipated that any such closing will occur no later than September 15, 2010..

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Tony Chung
Tony Chung,
Chief Financial Officer

Date: August 11, 2010